Exhibit 10L

PURCHASE AGREEMENT

AGREEMENT (the “Agreement”) dated and effective as of April 26, 2006, by and between CONTINENTAL TECHNOLOGIES. INC., (“CONTINENTAL”), having its principal offices at 255 Main Street, Little River, Kansas 67457 and SEYCHELLE ENVIRONMENTAL PRODUCTS INC. (“SEYCHELLE”), having its principal offices at 33012 Calle Perfecto, San Juan Capistrano, CA 92675.

WHEREAS, SEYCHELLE is interested in purchasing certain assets, rights, contracts, EPA registrations and trademark use covered in EXHIBIT “A”; and

WHEREAS, CONTINENTAL, subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby, is willing to sell, convey, transfer and deliver to SEYCHELLE such items identified in EXHIBIT “A.”

NOW THEREFORE, in consideration of the mutual covenants herein contained, and for other and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Purchase Price

SEYCHELLE agrees to purchase from CONTINENTAL those items covered in EXHIBIT “A” for 50,000 shares of SEYCHELLE’S restricted common stock (One year maturity date) to be issued within ten (10) working days after closing. SEYCHELLE further warrants that, after the date the stock restriction is removed, for a period of six (6) months thereafter, it will purchase back from CONTINENTAL, at CONTINENAL’S option, some or all of the 50,000 shares of SEYCHELLE restricted common stock for $.75 per share.

SEYCHELLE further agrees to pay CONTINENTAL a 10% commission on net sales (gross sales less cash discounts, returns or bad debts) of the existing product, or any new products sold directly by SEYCHELLE, and 10% on any product sold by CONTINENTAL for SEYCHELLE to their existing or new customers at SEYCHELLE’S OEM (Lowest volume) prices. Commissions on product (s) sold below SEYCHELLE’S OEM prices will be agreed upon in advance by both parties.

SEYCHELLE shall keep all appropriate records to enable it to meet all of its obligations herein, and upon request by CONTINENTAL, and at their expense, such records may be audited with ten (10) days written notice.

Commissions will be paid to CONTINENTAL on the tenth of each month for the proceeding months sales activity, and will be supported by appropriate sales reports.

2. REPRESENTATIONS and WARRANTIES of PARTIES

SEYCHELLE and CONTINENTAL hereby warrant that they have the sole right to enter into this Purchase Agreement, and there has been no act or omission by either party which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder’s fee or other like payment in connection with the transaction contemplated hereby.

CONTINENTAL further warrants that it is the owner of the certain assets, rights, contracts, EPA registrations and trademarks covered in EXHIBIT “A”, and there are no known actions, activities, lawsuits or judgments pending or outstanding which would prohibit the sale and transfer of same to SEYCHELLE.

3. MISCELLANEOUS PROVISIONS

A.
Modification: No modification, waiver or amendment of any term or condition of this Agreement shall be effective unless and until it shall be reduced to writing and signed by both of the parties hereto or their legal representatives.

B.
Complete Agreement: This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior proposals, negotiations, conversations, discussions and agreements between the parties concerning the subject matter hereof.

C.	Assignment: This Agreement may not be assigned, in whole or in part, by either party hereto without prior written.

D.
Governing Law: This Agreement shall be construed according to the laws of the State of California and shall not be subject to any choice of law provisions of such laws. This Agreement shall be binding upon CONTINENTAL and SEYCHELLE, and their respective successors and assigns.

E.
Binding on Successors: The terms and provisions of the Agreement that by their sense and context to survive the performance hereof by either party or by other parties hereto shall so survive the completion of performance and termination of this Agreement, including without limitation the making of any and all payments due hereunder unless otherwise noted.

F.	Best Efforts: Seychelle warrants that it put forth its “best efforts” to increase the sales of the business, and will not circumvent any independent efforts of CONTINENTAL.

G.	Closing Date: The date of closing will be April 26, 2006.

H.	Confidentiality: CONTINENTAL agrees to the terms and conditions set forth in the Confidentiality Agreement set forth in EXHIBIT “B.

I.	Term of Agreement: This Agreement will be in force for the life of the company, and binding on acquirers should the company be sold.

J.	Non-Circumvent: SEYCHELLE agrees not to circumvent any of CONTINENTALS present or future customers as identified in SEYCHELLE’S Contract Exclusivity Form.

K.
Other Stipulation: In the event that CONTINENTAL is dissolved or otherwise becomes inactive, the residual commissions and royalty payments revert to the three principals as follows: Loretta M. Teeters - 20%, Donald L. Teeters - 40%, and Leland M. Young - 40%.

4. Non-Compete

CONTINENTAL management and officers agree not to compete with SEYCHELLE directly or indirectly in the Chlorine tablet business for a period of five (5) years after the close of this transaction other than the exception covered in Section 1, above.

ACCEPTED AND AGREED BY:

CONTINENTAL TECHNOLOGIES INC.

By: ________________________    Date ___________________
Don Teeters, President

SEYCHELLE ENVIRONMENTAL PRODUCTS INC.

By: _________________________   Date: ___________________
Carl Palmer, President and CEO

EXHIBIT “A”

The following items are covered under this Purchase Agreement:

A.	Use of EPA Registration Number 55304-4-71426.
B.	Name of Chlorine supplier and contract, if any.
C.	Use of Redi Chlor Brand name and Trademark.

EXHIBIT “B”

SEYCHELLE
Confidentiality Agreement

WHEREAS, Seychelle Environmental Technologies, Inc., (hereinafter referred to as “Purchaser”) is interested in the possibility of purchasing certain assets, rights, contracts, registrations, and trademarks (hereinafter referred to as “Confidential Information”); and

WHEREAS, Continental Technologies Inc., (hereinafter referred to as “Discloser”), is desirous of selling said Confidential Information to Purchaser and is willing to proceed with discussions with Purchaser related thereto, and Discloser is willing to disclose the Confidential Information to Purchaser for this purpose, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

1.	Upon the execution if this Agreement, Discloser agrees to disclose to Purchaser certain of the Confidential Information.

2.
Purchaser agrees to hold said Confidential Information, and any Confidential Information previously disclosed to Purchaser, in confidence, and not to use the Confidential Information for anyone accept Purchaser. Purchaser agrees to limit dissemination of, and access to, the Confidential Information to within Purchaser’s organization, and then only to those personnel or associates who have a need for access to the information for the above-described purpose, and who have entered into a restrictive agreement prohibiting such personnel from doing anything with respect to the Confidential Information that Purchaser would itself be prohibited from doing under this Agreement.

3.	It is agreed that the obligations of confidentiality and non-use imposed hereunder will not in any way apply with respect to any of the following information:

a.	Information which Purchaser reasonably demonstrates is a part of the public domain at the time the information is received by Purchaser and is not otherwise a protect able trade secret; and;
b.
Information that Purchaser reasonably demonstrates was already known to Purchaser at the time of disclosure of the Confidential Information to Purchaser by Discloser, as evidenced by presently existing written documentation.

4.
With regard to the interpretation of paragraph 3, Purchaser agrees that the fact that Purchaser had prior knowledge of a particular item of Confidential Information, or that such particular item is generally known to the public, at the time of it’s receipt, shall not permit Purchaser’s disclosure to others of such item of Confidential Information, or use of the same, in connection with one or other known items disclosed to Purchaser by Discloser, unless the particular combination itself, as well as it’s advantages and operability, were previously known to and not abandoned by the Purchaser, or the public generally, for the same specific purposes and uses disclosed to Purchaser by Discloser.

5.	Nothing in this Agreement may be deemed a commitment of any kind, by either Purchaser or Discloser, to enter into any further agreement with the other.